Exhibit 10.1

July 16, 2025

Kristen Actis-Grande

Dear Kristen,

On behalf of Sealed Air Corporation (the “Company,” “we” or “us”), I am pleased to confirm with you the terms of our offer of employment.

1.Start Date, Position and Duties. Your start date is anticipated to be August 25, 2025 or such earlier/later date as we may mutually agree. You will have the title of Chief Financial Officer. In your position, you will report to the President and Chief Executive Officer of the Company and will perform such services for the Company and its subsidiaries as are customarily associated with such position and as may reasonably be assigned to you by the Chief Executive Officer. The location of your position will be at the Company’s headquarters in Charlotte, NC.

During your employment, you will: (i) devote substantially all your working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which you are entitled), render such services to the best of your ability, and use your reasonable best efforts to promote the interests of the Company, (ii) not engage in any other employment, consulting or other business activity that would create a conflict of interest with your services to the Company, (iii) not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) comply with the Company’s policies and rules, as they may be in effect from time to time and provided to you. Notwithstanding the foregoing, you will be entitled to: (A) serve on the boards of organizations (both for profit or non-profit), subject to the prior consent of the Company’s board of directors (the “Board”), not to be unreasonably withheld or delayed, (B) serve on civic or charitable boards or committees, (C) deliver lectures or fulfill speaking engagements, and (D) manage personal investments, so long as, in each such case, such activities do not (x) significantly interfere with the performance of your responsibilities as an employee of the Company, or (y) create a conflict of interest with your services to the Company.

2.Employment-at-Will. Your employment with the Company will be at-will. This means either you and/or the Company will be free to terminate this employment relationship at any time, with or without cause.

3.Cash Sign-On Bonus and Initial Equity Awards. You will be eligible to receive the following awards in connection with your initial employment with the Company:

•Cash Sign-On Bonus. A sign-on bonus in the gross amount of $365,000, payable in a single cash payment (after required tax withholdings) within 60 days following your start date, subject to your execution of the Company’s standard form Repayment Agreement.

•An initial equity award in the amount of $2,750,000, 100% of which will be allocated to time-based Restricted Stock Units (RSUs). The grant date for the RSUs will be your start date. The number of RSUs will be determined by dividing the applicable dollar amount by the closing price of the Company’s common stock on the grant date (rounded up to the next whole share). The award will include the Company’s standard three-year ratable vesting schedule and termination treatment, subject to the terms of standard award agreements and the Company’s Omnibus Incentive Plan, which award agreements and plan will in all events control.

•An equity award with an aggregate grant date annualized value equal to $1,460,000 (i.e., the target value of the annual long-term incentive award as specified below), which will be prorated based on your start date. As an example, if your start date is August 25, 2025 the new hire award would be approximately $512,000. Half of the award value will be granted as time-vesting restricted stock units (“RSUs”) and half as performance-vesting stock units (“PSUs”) granted under the Company’s Omnibus Incentive Plan. The awards will be granted on your start date, with the number of underlying shares determined by dividing the applicable dollar amount by the closing price of our common stock on the grant date (rounded up to the next whole share). The RSUs will vest in three substantially equal annual installments starting on the first anniversary of the grant date, and the PSUs will vest based on the same performance goals and terms included in the PSUs granted to the executive leadership team in February 2025 (i.e., for the 2025-2027 performance period). The awards will include other standard terms and provisions, including treatment upon termination of employment, consistent with the terms and provision in our annual RSU and PSU awards to the executive leadership team. Each award will be evidenced by a formal award agreement reflecting these terms, which in each case will be the governing document for the award.

4.Ongoing Compensation and Benefits. We will provide you with the following compensation and benefits during your employment:

•Base Salary. You will receive a base salary at the annual rate of $730,000 payable in accordance with the Company’s regular payroll practices. At least annually, the People & Compensation Committee of the Board will consider whether, in its discretion, to increase, but not decrease, your rate of base salary, based on market trends, internal considerations, performance or such other factors as the People & Compensation Committee may determine.

•Annual Bonus. Each year beginning with 2025, you will be eligible for an annual bonus in accordance with the Company’s annual bonus program for senior executives as in effect from time to time. For 2025, the annual bonus will be in a target amount equal to 85% of your base salary and a maximum amount of 200% of your target, prorated based on your start date. The People & Compensation Committee will determine your actual bonus amount based on the achievement of corporate performance goals and its review of your performance, all in accordance with the Company’s annual bonus program for senior executives as in effect from time to time.

•Long-Term Incentives. You will receive long-term incentives in accordance with the Company’s long-term incentive program for senior executives as in effect from time to time as determined by the People & Compensation Committee in its discretion, taking into account factors such as market practice, cost, performance and such other factors as determined appropriate by the People & Compensation Committee. The awards granted to you, beginning in 2026, will have a target grant date value equal to 200% of your base salary, or such greater percentage as the People & Compensation Committee may determine. Consistent with recent practice, we expect to grant 50% of such awards as time-vesting RSUs and 50% of such awards as performance-vesting stock units (“PSUs”) under the Company’s 2014 Omnibus Incentive Plan (as amended from time to time), consistent with the terms of awards for other senior executives as determined by the People & Compensation Committee for 2026.

•Benefits. During your employment, you will be entitled to participate in all retirement, health and welfare, vacation and other benefit plans and arrangements generally available to other senior executives of the Company in accordance with the terms and provisions of such plans, including the Executive Severance Plan.

•Business Expenses. We will reimburse you for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging your duties hereunder, subject to our standard expense reimbursement and relocation policy.

5.Covenants. You will be required to enter into the standard Company agreement regarding protection of confidential information, ownership of trade secrets and inventions, and post-employment covenants attached hereto as Exhibit A.

6.Indemnification. The Company will indemnify you and hold you harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company (but exclusive of any claims made by you or on your behalf). The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company.

7.Miscellaneous.

•No Conflicts. By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

•Successors and Assigns. This letter shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this letter that are of a personal nature and will not be assignable or delegable in whole or in part without our prior written consent.

•Entire Agreement. This letter sets forth the entire present agreement of the parties concerning the subjects covered herein. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein. Any modification of this letter must be in writing and signed upon the express consent of all parties. Any attempt to modify this letter, orally, or in writing not executed by all parties, will be void.

•Enforceability. If any provision of this letter, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this letter which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

•Governing Law. This letter shall be governed and interpreted in accordance with the laws of the State of North Carolina without regard to the State’s conflict of laws provision.

•Waivers. No failure on the part of any party to enforce any provisions of this letter will act as a waiver of the right to enforce that provision.

•Withholding. All payments of compensation to you by the Company shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

•Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception.

Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this letter due to your separation from service shall, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, be delayed for six (6) months after your “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within ten (10) calendar days after the end of the six (6) month period. If you die during the six (6) month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of your estate within sixty (60) calendar days after the date of your death. For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A of the Code.

You acknowledge that you have received and read copies of the Company’s Stock Ownership Guidelines for Executive Officers and Other Key Executives and the Company’s Clawback Policy, and you will sign the required acknowledgement form for the Clawback Policy.

Kristen, we are most enthusiastic about your joining the team. If these provisions are agreeable to you, please sign one copy of this letter and return it to me as soon possible.

Sincerely,

/s/ Dustin Semach

Dustin Semach
President and Chief Executive Officer

Accepted By:

/s/ Kristen Actis-Grande
Kristen Actis-Grande